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As filed with the Securities and Exchange Commission on November 25, 2002

Registration No. 333-98921

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	62-1147325 (I.R.S. Employer Identification Number)

8410 West Bryn Mawr Avenue, Suite 700
Chicago, Illinois 60631
(773) 399-8900

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

LeRoy T. Carlson, Jr.	with copies to:
United States Cellular Corporation	Stephen P. Fitzell, Esq.	Risë B. Norman, Esq.
c/o Telephone and Data Systems, Inc.	Sidley Austin Brown & Wood	Simpson Thacher & Bartlett
30 North LaSalle Street	Bank One Plaza	425 Lexington Avenue
Chicago, Illinois 60602	Chicago, Illinois 60603	New York, New York 10017
(312) 630-1900	(312) 853-7000	(212) 455-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐__________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Noteholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2002

PROSPECTUS

$45,200,000

UNITED STATES CELLULAR CORPORATION

9% Series A Notes due 2032

        This Prospectus relates to $45,200,000 in aggregate principal amount of our 9% Series A Notes due 2032, which we refer to as the "Notes," for reoffer and resale from time to time by the Selling Noteholder identified in this Prospectus. See "Selling Noteholder." We will not receive any proceeds from the reoffer and resale of the Notes by the Selling Noteholder.

        The Selling Noteholder may use this Prospectus to reoffer and resell the Notes from time to time at market prices prevailing at the time of sale, if any, at prices related to prevailing market prices, fixed prices, which may be changed, or varying prices determined at the time of sale or at negotiated prices. The Selling Noteholder may resell the Notes directly to purchasers, which may include a trust or trusts, or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See "Plan of Distribution."

        All of the Notes being offered hereby were initially issued by us in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in connection with the acquisition by us from PrimeCo Wireless Communications LLC, which we refer to as "PrimeCo," of Chicago 20MHz, LLC on August 7, 2002. In connection with such acquisition, we entered into a Registration Rights Agreement, dated as of August 7, 2002, with PrimeCo pursuant to which we granted PrimeCo and certain of its transferees certain rights to require us to take action to register the Notes under the Securities Act. We received a demand from PrimeCo to register the Notes for reoffer and resale. Pursuant to the Registration Rights Agreement, the Selling Noteholder is required to bear and pay all expenses incurred in connection with the registration and the reoffer and resale of the Notes, including underwriting commissions or discounts, except that we will pay certain costs, including the fees and expenses of our counsel, trustee fees and certain other costs. See "Registration Rights Agreement" and "Plan of Distribution."

        There is no public market for the Notes and no assurance that one will develop. A Prospectus Supplement will contain additional information, if necessary, with respect to the specific manner of distribution and other matters, including whether the Notes will be listed for trading on the New York Stock Exchange or American Stock Exchange or are expected to be traded on any other market.

Investing in the Notes involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2002

FORWARD LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain statements that are not based on historical fact, including statements with the words "believes," "anticipates," "intends," "expects," and similar words. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

  •
  Increases in the level of competition in the markets in which we operate could adversely affect our revenues or increase our costs to compete.

  •
  Advances or changes in telecommunications technology could render certain technologies used by us obsolete. Competitors may have a lower fixed investment per customer because of technology changes.

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  Changes in the telecommunications regulatory environment could adversely affect our financial condition or results of operations or could prevent the portion of our business which depends on access to competitors' facilities from obtaining such access on reasonable terms.

  •
  Changes in the supply or demand of the market for wireless licenses, increased competition, adverse developments in our business or the wireless industry and/or other factors could result in an impairment of the value of our investment in licenses, goodwill and/or physical assets, which may require us to write down the value of such assets.

  •
  Continued depressed market values, continued declines thereof or other events evidencing an impairment in the value of our investments in available-for-sale marketable equity securities that are other than temporary may require us to write down the value of such securities.

  •
  Settlements, judgments, restraints on our current or future manner of doing business and/or legal costs resulting from pending or future litigation that are specific to us or that apply to the wireless

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    industry in general could have an adverse effect on our financial condition, results of operations or ability to do business.

  •
  Costs, integration problems or other factors associated with acquisitions/divestitures of properties and/or licenses could have an adverse effect on our financial condition or results of operations.

  •
  Changes in prices, the number of wireless customers, average revenue per unit, penetration rates, churn rates, roaming rates and the mix of products and services offered in wireless markets could have an adverse effect on our operations.

  •
  Changes in roaming partners, rates, and the ability to provide voice and data services on other carriers' networks could have an adverse effect on our operations.

  •
  Changes in competitive factors with national wireless carriers could result in product and cost disadvantages and could have an adverse effect on our operations.

  •
  Continued uncertainty of access to capital for telecommunications companies, further deterioration in the capital markets, other changes in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to us, which could require us to reduce our construction, development and acquisition programs.

  •
  Changes in our credit ratings could limit or restrict the availability of financing on terms and prices acceptable to us, which could require us to reduce our construction, development and acquisition programs.

  •
  Changes in circumstances or other events relating to the acquisition of Chicago 20MHz, including integration costs or problems or other factors associated with that acquisition could have an adverse effect on our financial condition or results of operations.

  •
  The continuation of the economic downturn and continued bankruptcies in the telecommunications industry could result in higher bad debts and slower business activity, which would have an adverse effect on the Company's business.

  •
  War, conflicts, hostilities and/or terrorists attacks could have an adverse effect on the Company's business.

  •
  Changes in our accounting policies, estimates or assumptions could have an adverse effect on our financial condition or results of operations.

  •
  Changes in general economic and business conditions, both nationally and in the regions in which we operate, could have an adverse effect on our business.

        Investors are encouraged to consider these and other risks and uncertainties that are discussed in this Prospectus and in documents filed by U.S. Cellular with the Securities and Exchange Commission and incorporated by reference herein. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission, or "SEC". You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov. Our Common Shares are listed for trading on the American Stock Exchange under the symbol "USM". Our 6% zero coupon convertible Liquid Yield Option Notes are also listed on the

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American Stock Exchange under the symbol "USM.B". You may also inspect our public documents at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

        We filed a Registration Statement related to the reoffer and resale of securities described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the Exhibits thereto for further information. This document is qualified in its entirety by such other information.

        The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. Our previous independent public accountant, Arthur Andersen LLP, has not consented to the incorporation by reference of its reports on our financial statements in this Prospectus. In addition, Arthur Andersen has not performed any procedures in connection with this Prospectus or the Registration Statement of which this Prospectus is a part. See "Risk Factors—Purchasers of the Notes may be unable to obtain recoveries from Arthur Andersen with respect to its audits of our financial statements," "Experts" and "Change in Accountants."

        This Prospectus incorporates by reference the documents set forth below that have been filed previously by us with the SEC. These documents contain important information about our business and finances.

  1.
  Annual Report on Form 10-K for the year ended December 31, 2001, as amended.

  2.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, as amended, June 30, 2002, and September 30, 2002, as amended.

  3.
  Current Report on Form 8-K dated May 23, 2002.

  4.
  Current Report on Form 8-K dated June 12, 2002.

  5.
  Current Report on Form 8-K dated July 16, 2002.

  6.
  Current Report on Form 8-K dated October 16, 2002.

  7.
  Current Report on Form 8-K dated October 31, 2002.

        We incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the time that all of the securities offered by this Prospectus are sold.

        You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to External Reporting, United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, (773) 399-8900. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision. You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus.

        You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, and neither the delivery of this Prospectus to purchasers nor the sale of any securities hereunder shall create any implication to the contrary. This Prospectus does not constitute an offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

        Unless otherwise indicated, in this Prospectus, references to "U.S. Cellular," the "Company," "we," "us" and "our" refer to United States Cellular Corporation and its subsidiaries and consolidated affiliates and joint ventures and references to the "Selling Noteholder" refers to the Selling Noteholder identified under "Selling Noteholder" below.

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THE OFFERING

Issuer	United States Cellular Corporation
Selling Noteholder	See "Selling Noteholder."
Securities Offered	$45,200,000 in aggregate principal amount of 9% Series A Notes due 2032, which we refer to as the "Notes".
Maturity	The Notes will mature on September 1, 2032 unless earlier redeemed or repurchased.
Interest Payment Dates	January 1, April 1, July 1, and October 1, which began on October 1, 2002.
Optional Redemption
We may redeem the Notes, in whole or in part, at any time on and after August 7, 2007 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. We are not required to establish a sinking fund to retire the Notes prior to maturity.
Ranking
The Notes are unsecured and unsubordinated obligations and rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness. However, in certain circumstances the Notes may become effectively subordinated to the claims of the holders of certain other senior indebtedness of U.S. Cellular, including existing and anticipated bank indebtedness and $250 million of senior notes that are currently outstanding and which have covenants that differ from the Notes. See "Description of the Notes—Ranking" and "Description of Other Indebtedness." In addition, because U.S. Cellular is a holding company which conducts substantially all of its operations through subsidiaries, the right of U.S. Cellular, and therefore the right of creditors of U.S. Cellular, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of U.S. Cellular itself as a creditor of the subsidiary may be recognized.
Use of Proceeds
All of the Notes are issued and outstanding and are being offered and sold by and on behalf of the Selling Noteholder. We will not receive any proceeds from the sale of the Notes by the Selling Noteholder.

Selected Historical Financial Data

        The balance sheet data as of December 31, 2000 and 2001 and income statement data for each of the three years ended December 31, 1999, 2000 and 2001 are derived from the audited historical financial statements and related notes, which are incorporated by reference herein. Our previous independent public accountant, Arthur Andersen LLP, has not consented to the incorporation by reference of its reports on our financial statements in this Prospectus. In addition, Arthur Andersen has not performed any procedures in connection with this Prospectus or the Registration Statement of which this Prospectus is a part. See "Risk Factors—Purchasers of the Notes may be unable to obtain recoveries from Arthur Andersen with respect to its audits of our financial statements," "Experts" and "Change in Accountants." The balance sheet data as of December 31, 1997, 1998 and 1999 and income statement data for the years ended December 31, 1997 and 1998 are derived from audited historical financial statements and related notes, which are not included or incorporated by reference herein. The income statement and balance sheet data as of September 30, 2002 and 2001 and for the nine months then ended are derived from the historical unaudited financial statements and related notes, which are incorporated by reference herein, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year.

	Year Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
	(Dollars in thousands, except per share amounts)
Income Statement Data:
Service revenue	$969,149	$1,276,522	$1,525,660	$1,653,922	$1,826,385	$1,364,439	$1,523,506
Equipment sales revenue	23,974	39,013	50,769	62,718	68,445	51,643	80,195

Total revenue	993,123	1,315,535	1,576,429	1,716,640	1,894,830	1,416,082	1,603,701
Operating expenses (excluding depreciation and amortization)	731,201	932,681	1,090,615	1,158,629	1,276,960	949,663	1,108,074
Depreciation and amortization expense	132,379	206,779	229,972	265,698	300,658	221,633	252,037
Operating income	129,543	176,075	255,842	292,313	317,212	244,786	243,590
Investment income, net of related amortization expense	75,037	41,412	29,188	42,362	41,208	30,757	30,711
Gain (loss) on cellular and other investments	30,318	215,154	266,744	96,075	—	—	(278,909)
Other income (expense), net (1)	2,249	1,282	9,483	(16,977)	8,081	6,094	4,924
Interest Expense	29,362	39,772	38,099	36,608	35,164	26,191	30,993
Income (loss) before income taxes and minority interest	207,785	394,151	523,158	377,165	331,337	255,446	(30,677)
Income taxes expense (benefit)	83,948	171,165	215,252	171,968	147,315	107,376	(3,879)
Minority share of income	(12,298)	(6,039)	(7,148)	(7,629)	(10,146)	(7,186)	(6,248)
Income (loss) before cumulative effect of accounting change	111,539	216,947	300,758	197,568	173,876	140,884	(33,046)
Cumulative effect of accounting change, net of tax (2)	—	—	—	(4,661)	—	—	—
Net income (loss)	$111,539	$216,947	$300,758	$192,907	$173,876	$140,884	$(33,046)
Weighted average Common and Series A Common Shares — Basic (000s)	86,346	87,323	87,478	86,355	86,200	86,231	86,077
Weighted average Common and Series A Common Shares — Diluted (000s)	93,457	94,430	94,879	90,874	89,977	90,076	86,077
Earnings per share — Basic
Before cumulative effect	$1.29	$2.48	$3.44	$2.28	$2.02	$1.63	$(0.38)
Cumulative effect	—	—	—	(0.05)	—	—	—

Net income (loss)	1.29	2.48	3.44	2.23	2.02	1.63	(0.38)
Earnings per share — Diluted
Before cumulative effect	1.29	2.39	3.28	2.27	1.99	1.61	(0.38)
Cumulative effect	—	—	—	(0.05)	—	—	—

Net income (loss)	$1.29	$2.39	$3.28	$2.22	$1.99	$1.61	$(0.38)

As Adjusted Income Statement Data (3):
Income (loss) before cumulative effect of accounting change	NA	NA	$300,758	$197,568	$173,876	$140,884	$(33,046)
Effect of amortization net of tax:
Licenses	NA	NA	16,539	16,507	16,102	12,027	—
Goodwill	NA	NA	7,023	6,963	9,743	7,033	—
Equity method goodwill	NA	NA	829	949	516	375	—

			24,391	24,419	26,361	19,435	—
As adjusted income (loss) before cumulative effect of accounting change	NA	NA	325,149	221,987	200,237	160,319	(33,046)
Cumulative effect of accounting change, net of tax (2)	NA	NA	—	(4,661)	—	—	—

As adjusted net income (loss)	NA	NA	$325,149	$217,326	$200,237	$160,319	$(33,046)
Earnings per share — Basic
Before cumulative effect	NA	NA	$3.44	$2.28	$2.02	$1.63	$(0.38)
Amortization of licenses	NA	NA	0.19	0.19	0.19	0.14	—
Amortization of goodwill	NA	NA	0.09	0.09	0.12	0.09	—
Cumulative effect	NA	NA	—	(0.05)	—	—	—

As adjusted net income (loss)	NA	NA	3.72	2.51	2.33	1.86	(0.38)
Earnings per share — Diluted
Before cumulative effect	NA	NA	3.28	2.27	1.99	1.61	(0.38)
Amortization of licenses	NA	NA	0.18	0.18	0.18	0.13	—
Amortization of goodwill	NA	NA	0.08	0.09	0.11	0.09	—
Cumulative effect	NA	NA	—	(0.05)	—	—	—

As adjusted net income (loss)	NA	NA	$3.54	$2.49	$2.28	$1.83	$(0.38)
Balance Sheet Data:
Cash and cash equivalents	$13,851	$51,975	$197,675	$124,281	$28,941	$9,779	$38,596
Investments:
Unconsolidated entities	200,654	136,391	124,573	137,474	159,454	149,850	162,211
Licenses, net (4)	739,849	842,797	809,452	857,608	858,791	883,765	1,040,840
Goodwill, net (4)	395,615	386,046	380,866	400,966	473,975	477,823	629,541
Marketable equity securities (5)	—	300,754	540,711	377,900	272,390	234,001	131,767
Property, plant and equipment, net	940,253	1,010,843	1,071,005	1,145,623	1,419,341	1,354,751	1,826,179
Total assets	2,565,300	3,075,827	3,534,239	3,501,177	3,759,157	3,597,502	4,444,293
Notes payable	1,302	—	—	—	—	—	—
Revolving credit facility	—	—	—	55,000	264,000	151,000	380,000
Long-term debt	515,330	531,487	546,322	448,817	403,156	406,756	849,290
Common shareholders' equity	$1,629,320	$1,950,230	$2,274,641	$2,214,571	$2,335,669	$2,286,091	$2,389,799
Other Data:
Operating cash flow (6)	$261,922	$382,854	$485,814	$558,011	$617,870	$466,419	$495,627
Operating cash flow margin (7)	27.0%	30.0%	31.8%	33.7%	33.8%	34.2%	32.5%
Capital expenditures	$318,748	$320,417	$277,450	$305,147	$503,334	$377,721	$449,030
Customers	1,710,000	2,183,000	2,602,000	3,061,000	3,461,000	3,379,000	3,943,000
Penetration (8)	7.15%	8.96%	10.47%	12.29%	13.48%	13.16%	10.78%
Total population (000s)	23,900	24,370	24,861	24,912	25,670	25,670	36,568
Post-pay churn rate per month	1.9%	1.9%	1.9%	1.8%	1.7%	1.7%	1.9%
Average monthly service revenue per customer	$61.56	$55.23	$53.71	$49.20	$46.28	$46.66	$47.02
Ratio of earnings to fixed charges (9)	5.84x	8.77x	11.74x	8.25x	7.24x	8.02x	(10)

(1)
We adopted Statement of Financial Accounting Standards ("SFAS") No. 145 "Rescission of SFAS No. 4, 44 and 64 and Technical Corrections" in the second quarter of 2002 and, as a result, no longer report the retirement of Liquid Yield Option Notes, or LYONs, as an extraordinary item. The extraordinary items for the years ended December 31, 2000, 2001 and for the nine months ended September 30, 2001 of $36.9 million, $7.0 million and $6.9 million, respectively, have been reclassified to Other income (expense), net in the statement of operations to conform with SFAS No. 145.

(2)
Effective January 1, 2000, we changed our method of accounting for certain activation fees charged to our customers when initiating service through our retail and direct channels and reconnect fees charged to our customers when resuming service after suspension. This accounting change is in compliance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue

  Recognition in Financial Statements." Based upon this guidance, we recognize these fees as revenues ratably over the average customer service periods (ranging from six to forty-eight months). Prior to implementing SAB No. 101, we recorded these fees as operating revenues in the period they were charged to the customer.

(3)
We adopted SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002, and no longer amortize licenses and goodwill. Accordingly, no amortization expense was recorded on licenses and goodwill in the nine months ended September 30, 2002 pursuant to SFAS No. 142. This section summarizes income for each of the periods listed above, as adjusted to exclude amortization in each period to show the effect as if SFAS 142 had been in effect for such period. "NA" means not adjusted.

(4)
In accordance with SFAS No. 142, we have amended our presentation of intangible assets to separately disclose certain investments in licenses and goodwill.

(5)
In the second quarter ending June 30, 2002 we recognized in our statement of operations an other than temporary investment loss of approximately $146 million, net of tax. We mark to market the value of our marketable securities on a regular basis so that our balance sheet always reflects the current market value of those securities. Management continues to review the valuation of the investments on a periodic basis. In the third quarter ending September 30, 2002 we recognized in our statement of operations a writedown of approximately $22 million, net of tax, in the value of notes receivable related to the 2000 sales of certain minority interests.

(6)
Operating cash flow is defined as operating income plus depreciation and amortization expense. Operating cash flow is a key financial measure but should not be construed as an alternative to operating income, cash flows from operating activities or net income, as determined in accordance with generally accepted accounting principles. Operating cash flow is not a measure determined in accordance with generally accepted accounting principles. We believe that operating cash flow (otherwise reported as EBITDA) is a standard measure commonly reported and widely used by analysts and investors in the wireless communications industry. However, the method of computation may or may not be comparable to other similarly titled measures of other companies.

(7)
Operating cash flow margin is expressed as a percentage of service revenue.

(8)
This represents penetration for cellular markets and, beginning in 2002, includes PCS markets. Penetration is computed by dividing the number of customer units at the end of the period by the total population of markets in service as estimated by Donnelley Marketing Service (1996) for 1997 or Claritas (1997-2001) for 1998-2002.

(9)
For purposes of calculating this ratio, earnings consist of net income from continuing operations before income taxes, fixed charges, distributions from minority investments and amortization of capitalized interest, less equity in undistributed earnings of unconsolidated investments, minority interest in pretax income of subsidiaries that have not incurred fixed charges, capitalized interest and preferred dividend requirements. Fixed charges consist of interest expense, amortization of deferred debt expenses, estimated interest portion of rentals and preferred dividends of majority-owned subsidiaries. The ratios for the years of 2000, 2001 and the nine months of 2001 have been restated to reflect the adoption of SFAS 145. The losses on retirement of LYONs, previously recorded as extraordinary items, have been reclassified to Other income (expense), net.

(10)
Earnings for the nine months ended September 30, 2002 were insufficient to cover fixed charges by $45.5 million. In the first nine months of 2002, we recognized a pre-tax loss on wireless and other investments of $278.9 million as a result of management's determination that unrealized losses with respect to the investments in marketable securities were other than temporary and as a result of the write-down in the value of notes receivable related to a 2000 sale of certain minority interests. Excluding this amount, the ratio of earnings to fixed charges for the nine months ended September 30, 2002 would have been 4.28.

RISK FACTORS

        This Prospectus contains forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks and the risks set forth under the heading "Forward Looking Statements" in this Prospectus. You should carefully consider such risks and the other information contained in, or incorporated by reference into, this Prospectus before deciding to invest in the Notes.

Our level of indebtedness increased significantly as a result of our acquisition of Chicago 20MHz, which could adversely affect our financial performance and impact our ability to make payments on the Notes.

        Our level of indebtedness could have important consequences to the holders of the Notes. For example, it:

  •
  may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations are revised downward;

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  will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our business; and

  •
  may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

        Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and other factors beyond our control. In addition, our leverage may put us at a competitive disadvantage to some of our competitors that are not as leveraged.

We may not be able to comply with certain debt covenants, which could cause some of our other debt to become accelerated.

        Our existing credit facility, the indenture governing our Liquid Yield Option Notes, the indenture and other documents defining the rights of our 7.25% notes due August 15, 2007, the indenture and other documents defining the rights of our 8.75% Senior Notes due November 1, 2032, the indenture and other documents defining the rights of the Notes and the new credit facility contain various covenants. See "Description of Other Indebtedness." Although we are currently in compliance and expect to continue to comply with these covenants, we cannot assure you that we will be able to do so. Restrictions contained in these and other debt instruments may limit our operating and financial flexibility. An event of default, including a failure to comply with any of such covenants and/or restrictions, could make some or all of such debt immediately due and payable. The acceleration of a material portion of our indebtedness could have a material adverse effect on our financial position.

You may not be able to resell the Notes purchased in this offering.

        There is no existing trading market for the Notes and we cannot make any assurance as to:

  •
  the development of an active trading market;

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their Notes; or

  •
  the price at which the holders would be able to sell their Notes.

        If a trading market were to develop, the future trading prices of the Notes will depend on many factors, including prevailing interest rates, our ratings published by major credit rating agencies, the market for similar securities and our financial performance.

If you and your affiliates purchase or own more than $10,000,000 in principal amount of the Notes, you will become subject to the terms of the Registration Rights Agreement.

        In such event, you will be subject to the restrictions on transfer of the Notes to which the Selling Noteholder is currently subject. See "Registration Rights Agreement."

Purchasers of the Notes may be unable to obtain recoveries from Arthur Andersen with respect to its audits of our financial statements.

        On March 14, 2002, our previous independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. On May 23, 2002, we dismissed Arthur Andersen as our independent auditors, and engaged new independent auditors for 2002. However, we are incorporating in this Prospectus financial statements for 1999, 2000 and 2001 that were audited by Arthur Andersen. Purchasers of the Notes may be unable to obtain recoveries from Arthur Andersen with respect to its audits of U.S. Cellular's financial statements as a result of its conviction in the Enron matter. In addition, Arthur Andersen has not performed any procedures in connection with this Prospectus or the Registration Statement of which this Prospectus is a part and has not consented to the incorporation by reference of its reports in this Prospectus, and therefore, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. See "Experts" and "Change in Accountants."

Failure to successfully integrate the business of Chicago 20MHz or other possible future acquisitions could adversely affect our financial performance and impact our ability to make payments on the Notes.

        There can be no assurance that the acquisition of Chicago 20MHz will generate the anticipated business opportunities and synergies. In addition, in the future and as part of our operating strategy, we may expand our territory through the acquisition of other wireless communications providers. These transactions commonly involve a number of risks, including the:

  •
  risk that the acquired business will not achieve the results we expect;

  •
  risk that we may not realize any anticipated cost savings and revenue growth;

  •
  difficulty of assimilating acquired operations and personnel;

  •
  diversion of management's attention;

  •
  disruption of ongoing business;

  •
  impact on our cash and available credit lines for use in financing future growth and working capital needs;

  •
  inability to retain key personnel;

  •
  inability to successfully incorporate acquired assets and rights into our service offerings;

  •
  inability to maintain uniform standards, controls, procedures and policies; and

  •
  impairment of relationships with employees, customers or vendors.

        Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with possible future acquisitions, we may also incur additional debt, which could have an adverse effect on the market value of the Notes.

Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could have a material adverse effect on our profitability.

        Competition in the wireless communications industry is intense. We anticipate that competition will cause the prices for wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

        Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and internet access, with their wireless communications services. Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do.

Alternative technologies and current uncertainties in the wireless market may reduce demand for our services.

        The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our network to become obsolete. We may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

        If we cannot keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation, the technology used on our network or our business strategy may become obsolete. In addition, wireless carriers are seeking to implement an upgrade to CDMA 1XRTT, as well as "third generation," or "3G," technology throughout the industry. The 3G technology has the potential for high-speed, always-on Internet connectivity and high-quality video and audio. We cannot assure you that we can implement CDMA 1XRTT or 3G technology successfully or on a cost-effective basis.

Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.

        Our operations are subject to varying degrees of regulation by the Federal Communications Commission, state public utility commissions and other federal, and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations by among other things, increasing our costs of doing business, permitting greater competition or limiting our ability to engage in certain sales or marketing activities.

Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

        Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decreases in demand for wireless services, or costs of litigation and damage awards, could impair our ability to sustain profitability.

Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations.

        Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or government regulations that restrict or prohibit wireless phone use, any of which could have a material adverse effect on our results of operations.

Our business and results of operations could be adversely affected if the financial difficulties of our key equipment vendors result in any delay or termination of our receipt of equipment or services.

        We depend upon certain vendors to provide us with equipment and services that we need to continue our network build-out and upgrade and operate our business. Certain of these vendors have recently experienced financial difficulties. If these vendors fail to provide equipment or services to us on a timely basis or cease to provide such equipment or services, we may be unable to provide services to our customers in a competitive manner or continue to maintain and upgrade our network. Accordingly, the financial difficulties of our key equipment vendors could have a material adverse effect on our business and results of operations.

Management anticipates that the rate of growth in inbound roaming minutes and inbound roaming revenue per minute will decline.

        Our revenue growth could be adversely affected by changes in factors which impact our inbound roaming revenue stream, including those listed in the following sentence. Our service revenues primarily consist of: (1) charges for access, airtime and value-added services provided to our retail customers; (2) charges to customers of other systems who use our cellular systems when roaming, which we refer to as "inbound roaming"; and (3) charges for long-distance calls made on our systems. Historically, inbound roaming revenues have accounted for approximately 10% to 20% of our total service revenues. Management anticipates that the rate of growth in inbound roaming minutes of use will be reduced in the future because newer customers tend to roam less than existing customers, reflecting further penetration of the consumer market; and, as new wireless operators begin service in our markets, our roaming partners could switch their business to these new operators. Management also anticipates that average inbound roaming revenue per minute of use will continue to decline, reflecting the continued general downward trend in negotiated rates.

        Once the conversion of our network to CDMA is complete, certain of our significant roaming partners will be using a different digital radio technology than U.S. Cellular. This could adversely impact usage from those carriers' customers on our network. Changes in roaming usage patterns, per minute roaming rates and relationships with carriers whose customers generate roaming minutes of use on our network all could have an adverse effect on our revenues and revenue growth.

THE COMPANY

        U.S. Cellular provides wireless telephone service to more than 3,900,000 customers through wireless systems serving 149 majority-owned areas licensed by the Federal Communications Commission. U.S. Cellular's business development strategy is to operate controlling interest in cellular and personal communication service market licensees in areas adjacent to or in proximity to its other markets, thereby building clusters of operating markets. U.S. Cellular was incorporated in Delaware in 1983 and is a majority owned subsidiary of Telephone and Data Systems, Inc. The address of U.S. Cellular is 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631; and its telephone number is (773) 399-8900.

        For current selected financial information, cash dividends paid and other information about U.S. Cellular, see the U.S. Cellular Annual Report on Form 10-K, as amended, for the year ended December 31, 2001, which is incorporated by reference herein, and which includes certain portions of the U.S. Cellular Annual Report to Shareholders. See also our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequently to such Annual Report. See "Where You Can Find More Information" above.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for each of the years ended December 31, 2001 through 1997 and for the nine months ended September 30, 2002 and September 30, 2001.

Nine Months Ended September 30,		Year Ended December 31,
2002	2001	2001	2000	1999	1998	1997
(1)	8.02	7.24	8.25	11.74	8.77	5.84

(1)
Earnings for the nine months ended September 30, 2002 were insufficient to cover fixed charges by $45.5 million. In the first nine months of 2002, we recognized a pre-tax loss on wireless and other investments of $278.9 million as a result of management's determination that unrealized losses with respect to the investments in marketable securities were other than temporary and as a result of the write-down in the value of notes receivable related to a 2000 sale of certain minority interests. Excluding this amount, the ratio of earnings to fixed charges for the nine months ended September 30, 2002 would have been 4.28.

        For purposes of calculating this ratio, earnings consist of net income from continuing operations before income taxes, fixed charges, distributions from minority investments and amortization of capitalized interest, less equity in undistributed earnings of unconsolidated investments, minority interest in pretax income of subsidiaries that have not incurred fixed charges, capitalized interest and preferred dividend requirements. Fixed charges consist of interest expense, amortization of deferred debt expenses, estimated interest portion of rentals and preferred dividends of majority-owned subsidiaries.

        Certain amounts reported in prior periods have been reclassified to conform to current period presentation. These reclassifications had no impact on previously reported net income. Statement of Financial Accounting Standards No. 145, which we refer to as "SFAS No. 145," "Rescission of SFAS No. 4, 44, and 64 and Technical Corrections" was issued in April 2002 and is effective for fiscal years beginning after May 15, 2002 with early application encouraged. The Company has elected to adopt SFAS No. 145 in the second quarter of 2002 and, as a result, will no longer report the retirement of LYONs as an extraordinary item. Prior year after-tax losses on LYONs debt retirements of $6.9 million for the nine months ended September 30, 2001, $7.0 million for the year ended December 31, 2001 and $36.9 million for the year ended December 31, 2000 previously recorded as extraordinary items, have been reclassified as Other income (expense), net in the Company's statement of operations to conform with SFAS No. 145. The ratios for the years of 2000, 2001 and the nine months ended September 30, 2001 have been restated to reflect the adoption of SFAS No. 145.

USE OF PROCEEDS

        All of the Notes are issued and outstanding and are being offered and sold by and on behalf of the Selling Noteholder. We will not receive any proceeds from the sale of the Notes by the Selling Noteholder.

SELLING NOTEHOLDER

        The information set forth in the table below is as of the date of this Prospectus. The following table shows the aggregate principal amount and percent of Notes that is beneficially owned by, and may be sold under this Prospectus for the account of, the Selling Noteholder, the aggregate principal amount of Notes that will be owned by the Selling Noteholder assuming the sale of all the Notes offered hereby by that Selling Noteholder and the percent of aggregate principal amount of Notes that will be owned by the Selling Noteholder assuming the sale of all the Notes offered hereby by the Selling Noteholder. This information is based on information provided by or on behalf of the Selling Noteholder.

Selling Noteholder	Principal Amount of Notes Beneficially Owned	Percent of Notes Beneficially Owned	Principal Amount of Notes Owned After Sale	Percent of Notes Owned After Sale
PrimeCo Wireless Communications LLC(1)	$45,200,000	100.00%	$0	0%

(1)
The aggregate principal amount of Notes shown are registered in the name of LaSalle Bank National Association, as Escrow Agent for United States Cellular Corporation/PrimeCo Wireless Communications LLC. Under the terms of the Escrow Agreement dated August 7, 2002 among PrimeCo, LaSalle Bank National Association and us, which was entered into in connection with the acquisition by us from PrimeCo of Chicago 20MHz, LLC, PrimeCo (a) may at any time substitute for Notes included in the escrow account cash in an amount equal to the principal amount of the Notes being replaced and the Escrow Agent will release and deliver the released Notes to PrimeCo or (b) with our consent and pursuant to a sale, the Escrow Agent will release the Notes subject to the sale and deliver those Notes to PrimeCo or an underwriter designated by PrimeCo promptly prior to the sale, provided that provision is made in the sale for cash in an aggregate amount equal to the aggregate principal amount of the Notes sold to be delivered to the Escrow Agent following the sale.

        Except as otherwise disclosed herein, or incorporated by reference herein, to the knowledge of the Selling Noteholder, the Selling Noteholder has not had, nor within the past three years has it had, any material relationship with us or any of our predecessors or affiliates.

        Information concerning the Selling Noteholder may change from time to time and any changed information will be set forth in supplements to this Prospectus if and when necessary.

DESCRIPTION OF THE NOTES

General

        The Notes were issued on August 7, 2002 and are a specific series of debt securities that have been established by the First Supplemental Indenture dated as of August 7, 2002 between U.S. Cellular and BNY Midwest Trust Company, as Trustee. In addition, the Notes are subject to the general terms of the Indenture dated as of June 1, 2002 between U.S. Cellular and the Trustee, which governs all series of our debt securities issued thereunder, including the Notes. This section of the Prospectus describes the specific terms of the Notes that are set forth in the form of Note and in the First Supplemental Indenture. See "Description of Indenture" below for general information that is applicable to all debt securities issued under the Indenture, including the Notes.

        The statements contained in this Prospectus relating to the Notes, the First Supplemental Indenture and the Indenture are summaries and are subject to, and are qualified in their entirety by reference to, all provisions of the Notes, the First Supplemental Indenture and the Indenture. The Indenture, as supplemented by the First Supplemental Indenture, was qualified under the Trust Indenture Act of 1939, as amended. You should read the Notes, the First Supplemental Indenture and the Indenture for information that may be important to you before you buy any Notes.

        The Notes:

  •
  have been issued under the Indenture, dated as of June 1, 2002, as supplemented by the First Supplemental Indenture dated as of August 7, 2002, between U.S. Cellular and BNY Midwest Trust Company, an Illinois Trust Company, as Trustee,

  •
  are our unsecured and unsubordinated obligations, except as described under "—Ranking" below,

  •
  rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness, except as described under "—Ranking" below,

  •
  will mature on September 1, 2032, unless earlier redeemed or repurchased,

  •
  were issued in minimum denominations of $25 and integral multiples thereof, and

  •
  are redeemable at our option, in whole or in part, at any time on and after, August 7, 2007 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

        We are not required to establish a sinking fund to retire the Notes prior to maturity.

        Because U.S. Cellular is a holding company which conducts substantially all of its operations through subsidiaries, the right of U.S. Cellular, and therefore the right of creditors of U.S. Cellular, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of U.S. Cellular itself as a creditor of the subsidiary may be recognized.

        The note register for the Notes will be maintained by the Trustee at its offices in New York, New York. The Trustee will also act as paying agent and transfer agent with respect to the Notes.

        The Notes are currently represented by individual certificated notes registered in the name of the holder thereof. A certificated note may be transferred, without service charge and upon payment of any taxes and other governmental charges, only upon receipt by us or the note registrar of appropriate written instrument or instruments of transfer. In addition, the terms of the certificate note provide that, as condition to any transfer, we may require appropriate documentation to evidence compliance with applicable securities laws, including an opinion in form and substance satisfactory to us from counsel satisfactory to us.

        Notes that are resold hereunder may, alternatively, be registered in book-entry form through a depository. If the Notes are issued in book entry form, information about book-entry procedures and the depository will be set forth in a Prospectus Supplement.

        Payment of principal and interest will be payable, and the Notes, if in definitive form, will be transferable, at the office of the paying agent. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee.

        Any transferee of Notes that, together with all affiliates of such transferee, acquires or owns Notes having an aggregate principal amount of $10,000,000 or more, whether or not involving a public offering, is required to execute and deliver to us an agreement to evidence such transferee's agreement to be bound as a holder under the terms of the Registration Rights Agreement. See "Registration Rights Agreement."

Quarterly Payments

        Interest on the Notes will accrue from August 7, 2002 at a rate of 9% per annum and will be payable initially on October 1, 2002 and thereafter quarterly on January 1, April 1, July 1 and October 1 of each year, each an "Interest Payment Date". On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date, the Record Date will be the fifteenth day of the month preceding the Interest Payment Date; except that if the Notes are book-entry form, the record date will be one business day prior to the relevant Interest Payment Date.

        The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, with the same force and effect as if made on the Interest Payment Date.

Redemption and Repurchase

        The Notes will be redeemable at our option, in whole or in part, at any time on and after August 7, 2007 upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase Notes at any price from the holders thereof and may hold, resell or surrender such Notes to the Trustee for cancellation. Holders do not have the right to require us to repay Notes prior to maturity. The Notes are not subject to any sinking fund provision.

Additional Event of Default

        In addition to the Events of Default described under "Description of Indenture," the terms of the First Supplemental Indenture provide the following circumstance will be an Event of Default:

  •
  a default occurs under any instrument, other than the Notes, under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of U.S. Cellular for money borrowed, other or any non-recourse indebtedness, which results in acceleration of, or non-payment at maturity, after giving effect to any applicable grace period, of such indebtedness in an aggregate amount exceeding 2% of U.S. Cellular's Consolidated Assets, and

  •
  U.S. Cellular shall have failed to cure such default or to discharge all such defaulted indebtedness within ten days after notice thereof to U.S. Cellular by the Trustee or to U.S. Cellular and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding.

        Notwithstanding the foregoing, no Event of Default will exist as long as U.S. Cellular is contesting the default or acceleration in good faith and by appropriate proceedings.

Certain Covenants of U.S. Cellular

        Under the First Supplemental Indenture establishing the Notes, U.S. Cellular has agreed that it will not engage in certain transactions, as described below. Certain capitalized terms used below and in the First Supplemental Indenture, not including terms defined in the Indenture, are defined at the end of this section.

        Limitation on Secured Debt.    U.S. Cellular will not create or incur any Secured Debt without in either case providing that the Notes, together with, if U.S. Cellular determines, any other Debt of or guaranteed by U.S. Cellular ranking equally with the Notes, will be secured equally and ratably with or prior to such Secured Debt, with certain stated exceptions.

        These exceptions permit:

  1.
  Secured Debt on acquired property, including Secured Debt:

  a.
  in respect of Liens on property existing at the time such property is acquired by U.S. Cellular,

  b.
  in respect of Liens created upon or within 270 days following the acquisition or construction of property, including any improvements to existing property, to secure the payment of all or part of the purchase price thereof, or

  c.
  incurred by U.S. Cellular prior to, at the time of or within 270 days following the acquisition of property which is subject to a related Lien, which Secured Debt is incurred for the purpose of financing all or part of the purchase price thereof.

          In general, this exception applies only to Liens on acquired property, and does not apply to Liens on any other property then owned by U.S. Cellular.

  2.
  Secured Debt in respect of Liens on acquired property of a Person:

  a.
  existing at the time such Person is merged into or consolidated with U.S. Cellular or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to U.S. Cellular,

  b.
  resulting from such merger, consolidation, sale, lease or disposition by virtue of any Lien on property granted by U.S. Cellular prior to and unrelated to such merger, consolidation, sale, lease or disposition which applies to after-acquired property of U.S. Cellular, or

  c.
  resulting from such merger, consolidation, sale, lease or disposition pursuant to a Lien or contractual provision granted or entered into by such Person prior to such merger, consolidation, sale, lease or disposition, and not at the request of U.S. Cellular.

          Any Lien referred to in clause 2(a) does not apply to any property of U.S. Cellular other than the property subject thereto at the time such Person or properties were acquired and any such Lien referred to in clauses 2(b) or 2(c) does not apply to any property of U.S. Cellular other than the property so acquired.

  3.
  Liens existing at the date of the First Supplemental Indenture.

  4.
  Liens in favor of a government or governmental entity to secure partial progress, advance or other payments, or other obligations, or to secure any Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Lien.

  5.
  Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which Lien is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise, license or permit.

  6.
  Liens for taxes, assessments or governmental charges or levies not yet delinquent or governmental charges or levies already delinquent, the validity of which charge or levy is being contested in good faith and for which any reserves required in accordance with generally accepted accounting principles have been established.

  7.
  Liens, including judgment liens, arising in connection with legal proceedings so long as such proceeding are being contested in good faith and, in the case of judgment liens, execution thereon is stayed and for which any reserves required in accordance with generally accepted accounting principles have been established.

  8.
  Liens on equity interests owned by U.S. Cellular or any of its subsidiaries in Rural Cellular Corporation, Vodafone Group plc or any other Person that U.S. Cellular does not control.

  9.
  Liens upon or involving any property or assets now owned or from time to time hereafter acquired by U.S. Cellular or any of its subsidiaries related in any way to the ownership by U.S. Cellular or by any of its subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, collocation arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  10.
  Liens incurred and deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-on-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money.

  11.
  Secured Debt secured by any extension, renewals or replacement of any Liens referred to in the foregoing clauses 1 to 10, inclusive, provided that:

  a.
  the principal amount of Secured Debt secured thereby does not exceed the principal amount of such Secured Debt at the time of such extension, renewal or replacement, and

  b.
  any Lien created in connection therewith is limited to all or part of the property, plus improvements to such property, which secured the Secured Debt so extended, renewed or replaced.

        The restrictions in the first paragraph under "—Limitation on Secured Debt" do not apply if, immediately after the incurrence of such Secured Debt, giving effect to the application of the proceeds therefrom,

  a.
  the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 11, above, plus

  b.
  the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions the proceeds of which are or will be applied as described in clauses 1 to 6 inclusive, under "—Limitation on Sale and Leaseback Transactions" below, would not exceed 20% of Consolidated Assets.

        Limitation on Sale and Leaseback Transactions.    U.S. Cellular will not enter into any Sale and Leaseback Transaction unless immediately after the completion of such Sale and Leaseback Transaction, giving effect to the application of the proceeds therefrom,

  a.
  the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, plus

  b.
  the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 11, inclusive, under "—Limitation on Secured Debt" above,

would not exceed 20% of Consolidated Assets.

        The foregoing restrictions do not apply to, and there will be excluded in computing the aggregate amount of Capitalized Rent for the purpose of such restrictions, the following Sale and Leaseback Transactions:

  1.
  Sale and Leaseback Transactions entered into to finance the payment of all or any part of the purchase price of property acquired or constructed by U.S. Cellular, including any improvements to existing property, or entered into prior to, at the time of or within 270 days after the acquisition or construction of such property, which Sale and Leaseback Transaction is entered into for the purpose of financing all or part of the purchase or construction price thereof. In general, the foregoing exception only applies to the property acquired by U.S. Cellular and does not apply to any property transferred by U.S. Cellular to a subsidiary of U.S. Cellular in contemplation of or in connection with such Sale and Leaseback Transaction.

  2.
  Sale and Leaseback Transactions involving property of a Person existing at the time such Person is merged into or consolidated with U.S. Cellular or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to U.S. Cellular.

  3.
  Sale and Leaseback Transactions in which the lessor is a government of governmental entity and which Sale and Leaseback Transaction is entered into to secure partial progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the cost of constructing or improving the property subject to such Sale and Leaseback Transaction.

  4.
  Sale and Leaseback Transaction involving any property or assets now owned or from time to time hereafter acquired by U.S. Cellular or any of its subsidiaries related in any way to the ownership by U.S. Cellular or any of its subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, collocation arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  5.
  Sale and Leaseback Transactions the net proceeds of which are at least equal to the fair value, as determined by the Board of Directors of U.S. Cellular, of the property leased pursuant to such Sale and Leaseback Transaction, so long as within 270 days of the effective date of such Sale and Leaseback Transaction, U.S. Cellular applies, or irrevocably commits to an escrow account, an amount equal to the net proceeds of such Sale and Leaseback Transaction to either:

    a.
    the purchase of other property having a fair value at least equal to the fair value of the property leased in such Sale and Leaseback Transaction and having a similar utility and function, or

    b.
    the retirement or repayment, other than any mandatory retirement or repayment at maturity, of

    i.
    Notes,

    ii.
    other Funded Debt of U.S. Cellular which ranks prior to or on a parity with the Notes, or

    iii.
    indebtedness of any subsidiary of U.S. Cellular maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such indebtedness is included in current liabilities, or preferred stock of any subsidiary of U.S. Cellular, other than any such indebtedness owed to or preferred stock owned by U.S. Cellular or any subsidiary of U.S. Cellular.

          In lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment or committing such an amount to an escrow account for such purpose, U.S. Cellular may deliver to the Trustee outstanding Notes, or such other outstanding indebtedness of U.S. Cellular as referred to in subclause (ii) and (iii) above, and thereby reduce the amount to be applied pursuant to clause 5.b. by an amount equivalent to the aggregate principal amount of the outstanding Notes, or such other outstanding indebtedness of U.S. Cellular as referred to in subclause (ii) and (iii) above, so delivered.

  6.
  Sale and Leaseback Transactions involving extensions, renewals or replacements in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses 1 to 5, inclusive.

            Any such lease extension, renewal or replacement will be limited to all or any part of the same property leased under the lease so extended, renewed or replaced, plus improvements to such property.

  Certain Definitions.

        "Capitalized Rent" means the present value, discounted semi-annually at a discount rate equal to the weighted average rate of interest borne by the Notes then Outstanding, of the total net amount of rent payable for the remaining term of any lease of property by U.S. Cellular, including any period for which such lease has been extended; except that no such rental obligation will be deemed to be Capitalized Rent unless the lease resulted from a Sale and Leaseback Transaction. The total net amount of rent payable under any lease for any period will be the total amount of the rent payable by the lessee with respect to such period but will not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.

        "Capital Stock" means and includes any and all shares, interests, participations or other equivalents, however designated, of ownership in a corporation or other Person.

        "Consolidated Assets" means the gross dollar amount of assets, as defined by generally accepted accounting principles, less accumulated depreciation and amortization, of U.S. Cellular and its subsidiaries determined on a consolidated basis at the end of U.S. Cellular's then most recently reported fiscal year or quarter, as the case may be, including minority interests of subsidiaries.

        "Debt" means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

        "Funded Debt" means any Debt maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such Debt is included in current liabilities.

        "Lien" means any mortgage, pledge, security interest, lien, charge or other encumbrance.

        "property" means any directly-held interest of a Person in any kind of property or asset whether real, personal or mixed and whether tangible or intangible, and includes capital stock of a subsidiary or other Person.

        "Sale and Leaseback Transaction" means any arrangement with any Person other than a Tax Consolidated Subsidiary providing for the leasing, as lessee, by U.S. Cellular of any property, except for temporary leases for a term, including any renewal thereof, of not more than three years, provided that any such temporary lease may be for a term of up to five years if:

  a.
  the Board of Directors of U.S. Cellular reasonably finds such term to be in the best interest of U.S. Cellular, and

  b.
  the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for U.S. Cellular, which property has been or is to be sold or transferred by U.S. Cellular

  i.
  to any subsidiary of U.S. Cellular in contemplation of or in connection with such arrangement, or

  ii.
  to such other Person.

        "Secured Debt" means Debt of U.S. Cellular secured by any Lien on property, including Capital Stock or indebtedness of subsidiaries of U.S. Cellular, owned by U.S. Cellular.

        "Tax Consolidated Subsidiary" means a subsidiary of U.S. Cellular with which, at the time a Sale and Leaseback Transaction is entered into by U.S. Cellular, U.S. Cellular would be entitled to file a consolidated federal income tax return.

Ranking

        U.S. Cellular currently has $250 million of senior 7.25% notes due August 15, 2007 outstanding, which we refer to as the 7.25% notes, and has entered into certain credit facilities with certain lenders, each of which have the benefit of covenants limiting secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions described above. In the event U.S. Cellular incurs secured debt or enters into a sale and leaseback transaction that is excepted from the covenant protection provided to the holders of the Notes but not the holders of such other indebtedness, the Notes may become effectively subordinated to the claims of the holders of such other indebtedness up to the value of the assets subject to the lien or sale and leaseback transaction. See "Description of Other Indebtedness."

DESCRIPTION OF INDENTURE

        The Notes have been issued under an Indenture dated as of June 1, 2002 between U.S. Cellular and BNY Midwest Trust Company, as Trustee, as supplemented by the First Supplemental Indenture, described above under "Description of the Notes." The following is a summary of the material terms of the Indenture relating to unsubordinated debt securities, including the Notes.

General

        The debt securities that we may issue under the Indenture include debentures, notes, bonds and/or other evidences of indebtedness and we have issued the Notes as a specific series of debt securities thereunder.

        The Indenture does not limit the aggregate principal amount of securities, secured or unsecured, which we may issue under the Indenture or otherwise.

        We may issue debt securities under the Indenture from time to time in one or more series or tranches thereof, as authorized by a resolution of our board of directors and as set forth in a company order or one or more supplemental indentures creating such series.

        Unless otherwise indicated in the documents establishing the rights of any particular series, the Indenture also permits us to increase the principal amount of any series of securities previously issued and to issue such increased principal amount.

        Except to the extent set forth in the documents establishing the rights of a specific series, including the Notes, debt securities issued under the Indenture are unsecured obligations of U.S. Cellular and rank pari passu with all other unsecured debt of U.S. Cellular, except debt that by its terms is subordinated to the unsecured debt of U.S. Cellular.

        There is no restriction in the Indenture against U.S. Cellular or its subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured securities.

        The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Designation of Terms of Securities

        Under the Indenture, we must execute a company order and/or a supplemental indenture relating to a particular series of debt securities if and when we issue any debt securities.

        We can issue these securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.

        The terms of any series of debt securities issued under the Indenture will include the aggregate principal amount of such series and may include the following terms of such debt securities:

  •
  the title and designation of such debt securities and series;

  •
  any limitations on the aggregate principal amount of the debt securities of any series;

  •
  the stated maturity or maturities of such series;

  •
  the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment date;

  •
  the interest rate or rates, which may be fixed or variable, or method of calculation of such rate or rates, for such series;

  •
  the terms, if any, regarding the redemption, purchase or repayment of such series;

  •
  whether or not the debt securities of such series will be issued in whole or in part in the form of a global security and, if so, the depositary for such global security and the related procedures with respect to transfer and exchange of such global security;

  •
  the form of the debt securities of such series;

  •
  the maximum annual interest rate, if any, of the debt securities permitted for such series;

  •
  whether the debt securities of such series shall be subject to periodic offering;

  •
  the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the debt securities of such series will be payable, if other than dollars;

  •
  any other information necessary to complete the debt securities of such series;

  •
  the establishment of any office or agency at which the principal of and interest, if any, on debt securities of that series will be payable;

  •
  if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

  •
  the obligations or instruments, if any, which may be eligible for use in defeasance of any debt securities in respect of the debt securities of a series denominated in a currency other than dollars or in a composite currency;

  •
  whether or not the debt securities of such series will be issued as original issue discount securities and the terms thereof, including the portion of the principal amount thereof which will be payable upon declaration of acceleration of the maturity;

  •
  whether the principal of and premium, if any, or interest, if any, on such debt securities is payable, at the election of U.S. Cellular or the holder thereof, in coin or currency, including composite currencies, other than that in which the debt securities are stated to be payable;

  •
  whether the amount of payment of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the debt securities are stated to be payable;

  •
  any addition to, or modification or deletion of, any covenants or terms to the Indenture, including events of default with respect to the debt securities of the series;

  •
  the terms and conditions, if any, pursuant to which the debt securities of the series are secured;

  •
  whether the debt securities of the series will be exchangeable into other securities and, if so, the terms and conditions upon which such securities will be exchangeable; and

  •
  any other terms of such series not inconsistent with the Indenture.

Form, Exchange, Registration and Transfer

        Debt securities issued under the Indenture must be issued as registered securities without coupons and will be in denominations of $1,000 unless otherwise specified in the documents establishing the rights of such series. All debt securities will be authenticated by the Trustee.

        Holders may present debt securities for registration of transfer, with the form of transfer endorsed thereon duly executed, or exchange, at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges.

        Such transfer or exchange will be effected upon U.S. Cellular or the security registrar being satisfied with the documents of title and identity of the person making the request.

        We may change the securities registrar and the place for registration of transfer and exchange of the debt securities and may designate one or more additional places for such registration and exchange.

        We will not be required to:

  •
  issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding debt securities and ending at the close of business on the day of such mailing, or

  •
  register the transfer of or exchange any debt securities or portions thereof called for redemption in whole or in part.

Payment and Paying Agents

        Holders will receive payment of principal of and premium, if any, on any debt security only against surrender by the holder to the paying agent of such debt security.

        Principal of and any premium and interest on any debt security will be payable at the office of such paying agent or paying agents as we may designate from time to time, except that at our option, we may pay any interest by check mailed to the address of the person entitled thereto as such address will appear in the security register with respect to such debt security.

        We may at any time designate the initial and additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

Modification of the Indenture

        With the Consent of Securityholders.    The Indenture contains provisions permitting U.S. Cellular and the Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding debt securities of each series that are affected by the modification, including the Notes, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities. However, no such modification, without the consent of the holder of each outstanding security affected thereby, may:

  •
  extend the fixed maturity of any debt securities of any series;

  •
  reduce the principal amount of any debt securities of any series;

  •
  reduce the rate or extend the time of payment of interest on any debt securities of any series;

  •
  reduce any premium payable upon the redemption of any debt securities of any series;

  •
  reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of any debt securities of any series;

  •
  reduce the percentage of holders of aggregate principal amount of debt securities which are required to consent to any such supplemental indenture;

  •
  reduce the percentage of holders of aggregate principal amount of debt securities which are required to waive any default and its consequences; or

  •
  modify any provision of the waiver of default and rescission of declaration of maturity provision of the indenture, except to increase the percentage of principal amount of securities required to rescind and annul any declaration of amounts due and payable under the securities.

        Without the Consent of Securityholders.    In addition, U.S. Cellular and the Trustee may execute, without the consent of any holder of debt securities, including the Notes, any supplemental indenture for certain other usual purposes, including:

  •
  to evidence the succession of another person to U.S. Cellular or a successor to U.S. Cellular, and the assumption by any such successor of the covenants of U.S. Cellular contained in the Indenture or otherwise established with respect to the debt securities;

  •
  to add to the covenants of U.S. Cellular further covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities of all or any series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default with respect to such series permitting the enforcement of all or any of the several remedies provided in the Indenture;

  •
  to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as are not inconsistent with the provisions of the Indenture and will not adversely affect the rights of the holders of the Securities of any series which are outstanding in any material respect;

  •
  to change or eliminate any of the provisions of the Indenture or to add any new provision to the Indenture, except that such change, elimination or addition will become effective only as to debt securities issued pursuant to or subsequent to such supplemental indenture unless such change, elimination or addition does not adversely affect the rights of any securityholder of outstanding debt securities in any material respect;

  •
  to establish the form or terms of debt securities of any series as permitted by the Indenture;

  •
  to add any additional Events of Default with respect to all or any series of outstanding securities;

  •
  to add guarantees with respect to debt securities or to release a guarantor from guarantees in accordance with the terms of the applicable series of debt securities;

  •
  to secure a series of debt securities by conveying, assigning, pledging or mortgaging property or assets to the Trustee as collateral security for such series of debt securities;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on such securities, and for the procedures for the registration, exchange and replacement of such securities, and for the giving of notice to, and the solicitation of the vote or consent of, the holders of such securities, and for any other matters incidental thereto;

  •
  to evidence and provide for the acceptance of appointment by a separate or successor Trustee with respect to the debt securities and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

  •
  to change any place or places where

  •
  the principal of and premium, if any, and interest, if any, on all or any series of debt securities will be payable,

  •
  all or any series of debt securities may be surrendered for registration of transfer,

    •
    all or any series of debt securities may be surrendered for exchange, and

    •
    notices and demands to or upon U.S. Cellular in respect of all or any series of debt securities and the Indenture may be served, which must be located in New York, New York or be the principal office of U.S. Cellular;

  •
  to provide for the payment by U.S. Cellular of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;

  •
  to provide for the issuance of debt securities denominated in a currency other than dollars or in a composite currency and for all matters incidental thereto; or

  •
  to comply with any requirements of the SEC or the Trust Indenture Act of 1939, as amended.

Covenants

        Other than as described below under "—Consolidation, Merger and Sale," the Indenture does not include any covenants restricting or providing any additional rights to holders of debt securities in the event of a merger or similar transaction involving U.S. Cellular or the granting of security interests or a sale and leaseback transaction by U.S. Cellular.

Events of Default

        The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of debt securities:

  •
  failure for 30 days to pay interest on debt securities of that series when due and payable; or

  •
  failure for three business days to pay principal or premium, if any, on debt securities of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

  •
  failure by U.S. Cellular to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to U.S. Cellular from the Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series; or

  •
  certain events involving bankruptcy, insolvency or reorganization of U.S. Cellular; or

  •
  any other event of default provided for in a series of debt securities.

        The Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series.

        Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the Trustee indemnity satisfactory to it.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may, on behalf of the holders of all debt securities of such series, waive any past default, except as discussed in the following paragraph.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may not waive a default in the payment of principal, premium, if any, or interest when due otherwise than by

  •
  acceleration, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee, or

  •
  a call for redemption or any series of debt securities.

        We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.

Consolidation, Merger and Sale

        The Indenture does not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions; provided, however, that we covenant and agree that the successor corporation will expressly assume the due and punctual payment of principal or premium, if any, and interest on the debt securities and the due and punctual performance and observance of all the covenants and conditions of the Indenture and any supplemental indenture, including the First Supplemental Indenture, to be kept or performed by U.S. Cellular.

Defeasance

        Debt securities of any series may be defeased in accordance with the terms of the supplemental indenture or company order establishing the terms of such series and, unless the supplemental indenture or company order establishing the terms of such series otherwise provides, as set forth below.

        Under the Indenture, we may terminate at any time as to a series, including the Notes, our obligations with respect to the debt securities of that series under any restrictive covenant which may be applicable to that particular series, commonly known as "covenant defeasance." All of our other obligations would continue to be applicable to such series.

        Under the Indenture, we may also terminate at any time as to a series, including the Notes, substantially all of our obligations with respect to the debt securities of such series and the Indenture, commonly known as "legal defeasance." However, in legal defeasance, certain of our obligations would not be terminated, including our obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a security, to replace destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of any covenant defeasance option.

        If we exercise a defeasance option, the particular series, including the Notes, if applicable, will not be accelerated because of an event that, prior to such defeasance, would have constituted an Event of Default.

        To exercise either of our defeasance options as to a series, including the Notes, we must irrevocably deposit in trust with the Trustee or any paying agent money, certain eligible obligations as specified in the Indenture, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding.

        Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that:

  •
  the holders of such debt securities will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series, and

  •
  that such holders will realize gain, loss or income on such debt securities, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.

        The amount of money and eligible obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default if:

  •
  we exercise our option to effect a covenant defeasance with respect to the debt securities of any series, and

  •
  the debt securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default.

        In such event, we would remain liable for such payments.

Governing Law

        The Indenture, including the First Supplemental Indenture, and the debt securities issued thereunder, including the Notes, are governed by the laws of the State of Illinois.

Concerning the Trustee

        BNY Midwest Trust Company, the Trustee under the Indenture, is an affiliate of The Bank of New York, which is one of a number of banks with which U.S. Cellular and its subsidiaries maintain ordinary banking relationships including, in certain cases, credit facilities. In connection therewith, we utilize or may utilize some of the banking and other services offered by The Bank of New York or its affiliates, including BNY Midwest Trust Company, in the normal course of business, including securities custody services.

        BNY Midwest Trust Company is also trustee with respect to the 8.75% Senior Notes which were issued under the Second Supplemental Indenture to the Indenture dated as of June 1, 2002, the same Indenture under which the Notes were issued.

        BNY Midwest Trust Company is also trustee with respect to the Liquid Yield Option Notes of U.S. Cellular. These notes were issued pursuant to an Indenture dated as of June 1, 1995, as supplemented, between U.S. Cellular and BNY Midwest Trust Company, successor to Harris Trust and Savings Bank, as trustee.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Revolving Credit Facility

        We have a $500 million revolving credit facility with a group of banks that was established in 1997. At September 30, 2002, $120 million of the revolving credit facility was unused. The terms of the revolving credit facility provide for borrowings with interest at the London InterBank Offered Rate, or LIBOR, plus a margin percentage based on our credit rating. At September 30, 2002, the margin percentage was 19.5 basis points, for a rate of 2.01%. Interest and principal are due the last day of the borrowing period, as selected by us, of either seven days or one, two, three or six months. We also pay annual facility and administration fees based on the outstanding amount of the revolving credit facility. The revolving credit facility expires in August 2004.

LYONs

        During 1995, we sold $745 million principal amount at maturity of zero coupon 6% yield to maturity convertible debt due in 2015. This 20-year fixed rate debt, in the form of Liquid Yield Option Notes, or LYONs, is subordinated to all of our senior indebtedness. Each LYON is convertible at the option of the holder at any time at a conversion rate of 9.475 of our Common Shares for each $1,000 principal amount at maturity of LYONs. Upon conversion, we may elect to deliver our Common Shares or cash equal to the market value of the our Common Shares. We may redeem the LYONs for cash at the issue price plus accrued original issue discount through the date of redemption. Holders have the right to exercise their conversion option prior to the redemption date. Since 1995, $434 million principal amount at maturity of LYONs have been redeemed or converted. As of September 30, 2002, $146 million in accreted value ($311 million principal amount at maturity), which is the original issue price plus accrued interest since the issue date, of LYONs was outstanding.

7.25%  Notes

        During 1997, we sold $250 million principal amount of unsecured 7.25% notes due August 15, 2007, which we refer to herein as the 7.25% notes. The 7.25% notes will be redeemable, in whole or in part, at our option at any time on or after August 15, 2004, at a redemption price equal to 100% of the principal amount of the 7.25% notes to be redeemed, plus accrued interest thereon, if any, to the date of redemption. The 7.25% notes were issued under an indenture, dated July 31, 1997, between us and Bank One Corporation, as successor to the First National Bank of Chicago.

New Revolving Credit Facility

        We have entered into a new revolving credit facility in connection with the acquisition of Chicago 20MHz, which is in addition to our existing $500 million revolving credit facility described above. This is a five-year revolving credit facility for up to $325 million in financing, which provides that it was available to be used to finance the purchase of Chicago 20MHz and for other purposes. This facility permits revolving loans on terms and conditions substantially similar to our existing revolving credit facility described above, except for the interest rate and certain additional provisions. The terms of the new revolving credit facility provide for borrowings with interest at LIBOR plus a margin percentage based on our credit rating. Based on our current credit rating, the margin percentage is 55 basis points, for a rate of 2.36% as of September 30, 2002. We will need to comply with certain financial and other covenants under the new revolving credit facility. The financial covenants include limitations on the ratios of funded debt to capitalization; earnings before interest, taxes, depreciation and amortization, or EBITDA; and funded debt to EBITDA.

Intercompany Loan

        On August 7, 2002, U.S. Cellular entered into a loan agreement with TDS under which it borrowed $105 million, which was used to finance a portion of the purchase price payable to PrimeCo. The loan bears interest at an annual rate of 8.1%, payable quarterly, and becomes due in August 2008, with prepayments optional. The loan is subordinated to the new revolving credit facility.

Monetization Contracts

        In May 2002, we entered into long-term contracts with multiple parties relating to our ownership of 10,245,370 Vodafone Group plc American Depository Receipts, or ADRs. The contracts, which have a term of five years, are known as variable prepaid forwards and "collar" or limit the company's exposure to movements in the price of the ADRs. The contracts payable bear interest (payable quarterly) at LIBOR plus 0.5%. Initial proceeds from these transactions were approximately $160 million in cash. At the expiration of the contracts, we may settle the contracts by delivering Vodafone ADRs or an equivalent amount of cash. The principal amount of the contract is accounted for as debt.

8.75% Senior Notes

        In November 2002, we sold $130 million in aggregate principal amount of 8.75% Senior Notes due November 1, 2032, which we refer to herein as the 8.75% Senior Notes. The 8.75% Senior Notes are redeemable, in whole or in part, at our option at any time on or after November 7, 2007, at a redemption price equal to 100% of the principal amount of the 8.75% Senior Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption. The 8.75% Senior Notes were issued under the Second Supplemental Indenture to the Indenture dated as of June 1, 2002 between us and BNY Midwest Trust Company, which is the same Indenture under which the Notes were issued.

Ranking of Notes

        The existing credit facility, the new credit facility and the 7.25% notes have the benefit of covenants relating to secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions described above for the Notes. In the event that we incur secured debt or enter into a sale and leaseback transaction that is excepted from the covenant protection provided to the holders of the Notes but not the holders of such other indebtedness, including any new or additional indebtedness having the benefit of the more restrictive covenants relating to secured debt and sale and leaseback transactions, the Notes may become effectively subordinated to the claims of the holders of such other indebtedness up to the value of the assets subject to the lien or sale and leaseback transaction.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. It deals only with purchasers that acquire and hold the Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, insurance companies, persons holding the Notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of Notes should consult their own tax advisors concerning the federal income tax consequences of holding the Notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of a Note who or which is, for United States federal income tax purposes

  •
  a citizen or resident of the United States,

  •
  a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), or

  •
  an estate or trust treated as a United States person under section 7701(a)(30) of the Code.

        The term "Non-U.S. Holder" means any beneficial owner of a Note that is not a U.S. Holder.

        If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the Notes should consult their tax advisers.

U.S. Holders

  Interest

        Interest on the Notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  Market Discount

        If a U.S. Holder acquires a Note for an amount that is less than the Note's stated redemption price at maturity, the amount of such difference is treated as "market discount" for United States federal income tax purposes, unless such difference is less than 1/4 of one percent of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity after the U.S. Holder acquires the Note. Under the market discount rules of the Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis unless the U.S. Holder elects to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable. Alternatively, a U.S. Holder may elect to include market discount in income currently as it accrues. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first taxable year to which such election applies and is irrevocable without the consent of the Internal Revenue Service (the "IRS"). U.S. Holders of Notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of the Notes.

  Amortizable Bond Premium

        If a U.S. Holder purchases a Note for an amount in excess of the amount payable at the maturity of the Note, such U.S. Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. The U.S. Holder may elect to offset bond premium against the interest income on the Note. The amount of the offset is calculated for each accrual period, using constant yield principles. However, an offset is permitted only to the extent that the U.S. Holder has taken interest income on the Note into account under the holder's regular method of accounting. As bond premium is offset against interest income, the U.S. Holder's adjusted tax basis in the Note is reduced by a corresponding amount. If a U.S. Holder elects to amortize bond premium, such election will apply to all taxable debt obligations held by such holder during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS. U.S. Holders of Notes with amortizable bond premium are urged to consult their tax advisors as to the tax consequences of ownership and disposition of the Notes.

  Purchase of Notes Between Interest Payment Dates

        Unless a U.S. Holder who purchases Notes from the Selling Noteholder between interest payment dates pays separately stated accrued interest, the U.S. Holder will be required to allocate a portion of the amount paid for the Notes to the interest that has accrued on the Notes since the last interest payment date. In such case, such portion will not be taxable as interest when paid on the next interest payment date. The remaining portion of the amount paid for the Notes will be treated as their purchase price, and thus will be used to determine whether, as discussed above, the Notes have "market discount" or "amortizable bond premium."

  Disposition of Notes

        A U.S. Holder who disposes of a Note by sale, exchange for other property, or payment by us, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the Note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under "—Interest." Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under "—Market Discount." In general, the U.S. Holder's adjusted tax basis in a Note will be equal to the purchase price of the Note paid by the U.S. Holder (excluding any amount attributable to accrued but unpaid interest) increased by any market discount previously included in income by the U.S. Holder and as reduced by any bond premium used to offset interest income as described above under "—Amortizable Bond Premium."

        Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Non-U.S. Holders

        Subject to the discussion below concerning backup withholding, payments of principal of, and interest on, the Notes by us or any paying agent to a Non-U.S. Holder generally will not be subject to the withholding of federal income tax, provided that, in the case of interest,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  •
  the Non-U.S. Holder is not, for federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

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  the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

  •
  the certification requirements under section 871(h) or section 881(c) of the Code and Treasury Regulations thereunder, summarized below, are met.

        A Non-U.S. Holder generally will not be subject to federal income tax on gain realized on the sale, exchange or other disposition of a Note unless

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met, or

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

        Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above,

  •
  the beneficial owner of the Note must certify, under penalties of perjury, to us or the paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide its name and address, and United States taxpayer identification number, if any,

  •
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of the beneficial owner must certify, under penalties of perjury, to us or the paying agent, as the case may be, that it or another such financial institution between it and the beneficial owner has received such certification from the beneficial owner and must furnish us or the paying agent, as the case may be, with a copy thereof, or

  •
  the Non-U.S. Holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

        A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to Non-U.S. Holders that are foreign partnerships. In general, the foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification by each partner.

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a Notes, or gain realized on the sale, exchange or other disposition of a Notes, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding of federal income tax, will generally be subject to regular federal income tax on such interest or gain in the same manner as if he or she were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide us or the paying agent, as the case may be, with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

        Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate U.S. Holders. In addition, backup withholding applies to a noncorporate U.S. Holder if

  •
  the U.S. Holder fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number, to the payor in the manner required,

  •
  the U.S. Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS,

  •
  the payor is notified by the IRS that the U.S. Holder has failed properly to report payments of interest and dividends, or

  •
  in certain circumstances, the U.S. Holder fails to certify, under penalties of perjury, that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure properly to report interest and dividend payments.

        The current rate of backup withholding is 30% of the amount paid, which is scheduled to be reduced in increments to 28% in 2006. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations, within the meaning of section 7701(a) of the Code, and tax-exempt organizations.

        Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to Non-U.S. Holders of the Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        In general, backup withholding will not apply to

  •
  payments to a Non-U.S. Holder of principal of, or interest on, a Note, or

  •
  payments to a Non-U.S. Holder on the sale, exchange or other disposition of a Note,

in each case if the Non-U.S. Holder establishes an exemption from the withholding of federal income tax.

        In addition, unless the payor has actual knowledge that the payee is a U.S. Holder, backup withholding will not apply to

  •
  payments of principal of, or interest on, a Note made outside the United States to certain offshore accounts, or

  •
  payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States.

        However, information reporting (but not backup withholding) may apply to payments made by a payor outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States, if payment is made by a payor that is, for federal income tax purposes,

  •
  a United States person,

  •
  a controlled foreign corporation,

  •
  a United States branch of a foreign bank or foreign insurance company,

  •
  a foreign partnership controlled by United States persons or engaged in a United States trade or business, or

  •
  a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder's or Non-U.S. Holder's federal income tax liability, provided the required information is furnished to the IRS.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

REGISTRATION RIGHTS AGREEMENT

        We issued an aggregate of $175,000,000 in principal amount of the Notes on August 7, 2002 in a transaction exempt from the registration requirements of the Securities Act pursuant to a Note Purchase Agreement dated as of August 7, 2002 between U.S. Cellular and PrimeCo. The Notes are subject to the limitations on resale as described in the rules and regulations under the Securities Act. The Note Purchase Agreement was entered into in connection with the acquisition by us of Chicago 20MHz, LLC from PrimeCo on August 7, 2002, pursuant to the terms of a Purchase and Sale Agreement dated as of May 9, 2002, as amended as of August 7, 2002, between U.S. Cellular and PrimeCo. Pursuant to the Purchase and Sale Agreement, Notes having an aggregate principal amount of $60,715,000 were deposited in an escrow account to secure the indemnity obligations of PrimeCo to U.S. Cellular. Notes having an aggregate principal amount of $114,285,000 were issued and delivered to PrimeCo.

        In connection with the foregoing, we also entered into a Registration Rights Agreement with PrimeCo dated as of August 7, 2002 pursuant to which we granted PrimeCo and certain of its transferees rights to require us to take certain action to register the reoffer and resale of the Notes under the Securities Act. We received a demand under the Registration Rights Agreement from PrimeCo to register the Notes for reoffer and resale.

        In November 2002, we repurchased $114,285,000 in aggregate principal amount of Notes from PrimeCo and certain of its transferees and we also repurchased $15,515,000 in aggregate principal amount of Notes held in the escrow account. Following such repurchases, only $45,200,000 in aggregate principal amount of Notes remains outstanding, all of which are held in the escrow account and are being offered for resale by this Prospectus.

        Under the Registration Rights Agreement, holders that own an aggregate of 51% or more in aggregate principal amount of the registrable Notes then outstanding have the right to request up to two demand registrations and two shelf registrations at any time after August 7, 2002.

        However, no request may be made if within four months prior to the date of such request a demand registration statement or a shelf registration statement has been declared effective by the SEC.

        Also, no request for a registration can be made unless the minimum anticipated offering price of the registrable Notes requested to be included in any registration statement, before underwriting discounts and commissions, is $25,000,000 or more.

        After November 30, 2002, we will be entitled to postpone for up to 120 days the filing of any registration statement requested under the Registration Rights Agreement if we determine in our reasonable judgment that such registration or the transfer of registrable Notes contemplated thereby would interfere with, or require premature disclosure of, any financing, acquisition, reorganization or other matter involving us or our any of our affiliates, except that we cannot delay such a filing more than twice during any consecutive 12-month period.

        Following the effectiveness of a shelf registration statement, one or more holders may request that we file a prospectus or prospectus supplement to effect a takedown for an offering of Notes under the shelf registration statement if the anticipated offering price is at least $25,000,000, before underwriting discounts and commissions. However, after November 30, 2002, no request for a takedown may be made if within four months prior to the date of such request we have filed a prospectus supplement under the Registration Rights Agreement or a demand registration statement under the Registration Rights Agreement that has been declared effective by the SEC.

        We are required to use commercially reasonable efforts to keep a resale shelf registration statement continuously effective for up to two years. We are required to keep a demand registration statement continuously effective for up to 90 days. Similarly, any prospectus supplement relating to a takedown under a shelf registration statement must be available for use for up to 90 days. In each case, such obligations would cease prior to the expiration of such time periods if all Notes covered by such documents have been sold.

        We are obligated to use commercially reasonable efforts to cause the Notes covered by a resale registration statement to be listed on the New York Stock Exchange or American Stock Exchange for a reasonable period of time after the offering.

        The holders have agreed that any transferee that, together with all affiliates of such transferee, acquires or owns Notes having an aggregate principal amount of $10,000,000 or more, whether or not involving a public offering, will execute and deliver to us an agreement to evidence such transferee's agreement to be bound as a holder under the terms of the Registration Rights Agreement.

        The holders have agreed not to transfer any Notes except as permitted by the Registration Rights Agreement. Holders may transfer Notes pursuant to a demand registration statement or shelf registration statement described above or in a transaction not involving a public offering, subject to restrictions on transfer under the Securities Act.

        Holders may transfer Notes in any other public offering not under a demand registration statement or shelf registration statement, including, but not limited to, a public offering of pass-through or similar securities of a trust that holds the Notes. In such event, such holders must notify us in writing at least 20 days prior to the commencement of such offering and we will be entitled to require such holders to postpone any such offering for up to 120 days after the receipt of such notice, if we determine in our reasonable judgment that such registration or transfer of Notes contemplated thereby would interfere with, or require premature disclosure of, any financing, acquisition, reorganization or other matter. We have no obligation to register or assist in the registration, structuring or offering of or to pay any costs or expenses related to any trust securities or any other securities that are not registrable Notes.

PLAN OF DISTRIBUTION

        The Selling Noteholder and its successors, including its transferees, distributees, pledgees or donees or their successors, may sell the Notes directly to purchasers, which may include a trust or trusts, or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Noteholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent are not expected to exceed those customary in the type of transactions involved.

        The Notes may be sold in one or more transactions at fixed prices, which may be changed, at prevailing market prices at the time of sale, if any, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions; crosses are transactions in which the same broker acts as an agent on both sides of the trade:

  •
  on the New York Stock Exchange or American Stock Exchange, if listed on either such exchange, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchange;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on the New York Stock Exchange, American Stock Exchange or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of the Notes or otherwise, the Selling Noteholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Notes in the course of hedging the positions they assume. The Selling Noteholder may also sell the Notes short and deliver these Notes to close out their short positions, or loan or pledge the Notes to broker-dealers that in turn may sell these Notes.

        The aggregate proceeds to the Selling Noteholder from the sale of the Notes offered by it will be the purchase price of the Notes less discounts and commissions, if any. The Selling Noteholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Notes to be made directly or through agents. We will not receive any of the proceeds from this offering.

        We can give no assurance about the development of any trading market for the Notes.

        In order to comply with the securities laws of some states, if applicable, the Notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is complied with.

        The Selling Noteholder and any underwriters, broker-dealers or agents that participate in the sale of the Notes may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the Notes may be underwriting discounts and commissions under the Securities Act. The Selling Noteholder and any underwriters, broker-deals or agents that participate in the sale of the Notes who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, any Notes covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

        To the extent required, the aggregate principal amount of Notes involved, the name of the Selling Noteholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commission or discounts with respect to a particular offer, whether the Notes will be listed for trading on the New York Stock Exchange or American Stock Exchange and other facts material to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

        Under the terms of the Registration Rights Agreement entered into among PrimeCo and us in connection with our acquisition of Chicago 20MHz, LLC, PrimeCo has agreed to pay for (1) discounts and commissions received by broker-dealers, agents or underwriters through which the Selling Noteholder sells Notes and their fees and disbursements, (2) all expenses incurred in connection with any registration, filing or qualification of the Notes, including all registration, filing and National Association of Securities Dealers, Inc. fees, all rating agency fees, stock exchange listing fees and all fees and expenses of complying with securities or blue sky laws (including fees and expenses of underwriters counsel), (3) auditing fees and (4) out-of-pocket costs and other related transaction costs, fees and expenses incurred by the Selling Noteholder. We will pay all costs and expenses that we determine to incur on our own behalf in our sole discretion, including the fees and expenses of our counsel, trustee fees and certain other costs. Additionally, the Registration Rights Agreement provides for cross-indemnification of the Selling Noteholder and us and its directors, officers, partners, employees and controlling persons and our directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Notes, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the Notes is being passed upon for U.S. Cellular by Sidley Austin Brown & Wood, Chicago, Illinois. U.S. Cellular is controlled by Telephone and Data Systems, Inc., which we refer to as "TDS". The following persons are members of this firm: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the Assistant General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the Assistant General Counsel and/or an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS.

EXPERTS

        The audited consolidated financial statements and schedule of U.S. Cellular incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein. Arthur Andersen has not consented to the incorporation by reference of its reports on our financial statements in this Prospectus, and we have not filed its consent as permitted by and in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of its reports in this Prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact require to be stated therein. In addition, Arthur Andersen has not performed any procedures in connection with this Prospectus or the Registration Statement of which this Prospectus is a part.

CHANGE IN ACCOUNTANTS

        As reported in our 8-K dated May 23, 2002, which is incorporated by reference herein, on May 23, 2002, U.S. Cellular dismissed Arthur Andersen as U.S. Cellular's independent auditors, and engaged PricewaterhouseCoopers LLP, which we refer to as "PWC", to serve as its new independent auditors for 2002. This action was taken by the U.S. Cellular Board of Directors based on the recommendation of U.S. Cellular's audit committee, and approved by TDS, the parent company of U.S. Cellular, pursuant to the terms of an Intercompany Agreement between TDS and U.S. Cellular.

        Arthur Andersen's reports on our consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and May 23, 2002, there were no disagreements between U.S. Cellular and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During our two most recent fiscal years and through May 23, 2002, we did not consult PWC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in items 304(a)(2)(i) and (ii) of Regulation S-K.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The estimated expenses in connection with the registration of the securities for resale by the Selling Noteholder are:

Securities and Exchange Commission Registration Fee	$16,100
Legal Fees and Expenses of Counsel to the Selling Noteholders	50,000	*
Accounting Fees and Expenses	55,000	*
Printing Fees	110,000	*
Rating Agency Fees	64,000	*
Trustee Fees and Expenses	12,000	*
Legal Fees and Expenses of counsel to the Registrant	70,000	*
Miscellaneous Expenses	7,900	*

Total	$385,000	*

*
Estimated

All expenses will be paid by the Selling Noteholder, except that the Registrant will pay the Trustee Fees and Expenses, Legal Fees and Expenses of Counsel to the Registrant and certain Miscellaneous Expenses.

Item 15. Indemnification of Directors and Officers

        The Registrant's Restated Certificate of Incorporation contains a provision providing that no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director's or officer's duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

        The Restated Certificate of Incorporation also provides that the Registrant shall indemnify directors and officers of the Registrant, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the Delaware General Corporation Law.

        Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action"), and against expenses (including attorney's fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

        Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith.

        Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

        The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

        The Registrant has directors' and officers' liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Registrant, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. (a) Exhibits

Exhibit No.	Description of Document
2.1
Purchase and Sale Agreement dated May 9, 2002 between the Registrant and PrimeCo Wireless Communications, LLC is hereby incorporated by reference to Exhibit 2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
2.2	Amendment to Purchase and Sale Agreement dated as of August 7, 2002 between Registrant and PrimeCo Wireless Communications LLC (previously filed).
4.1
Indenture dated as of June 1, 2002 between the Registrant and BNY Midwest Trust Company related to Senior Debt Securities, is hereby incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 filed on May 15, 2002.
4.2
First Supplemental Indenture dated as of August 7, 2002 between the Registrant and BNY Midwest Trust Company related to the Registrant's 9% Series A Notes due 2032, is hereby incorporated by reference to Exhibit 4.3 to the Registrant's Form 10-Q for the quarter ended June 30, 2002.
4.3	Form of 9% Series A Notes due 2032 is attached as Exhibit A to the First Supplemental Indenture included as Exhibit 4.2 hereto.
5	Opinion of Sidley Austin Brown & Wood relating to the Notes (previously filed).

12.1
Statements regarding computation of ratios are hereby incorporated by reference to the Registrant's Annual Reports on Form 10-K for the years ended December 31, 1999, 1998 and 1997 and the Registrant's Quarterly Report on Form 10-Q for the nine months ended September 30, 2002, as amended.
12.2	Statement regarding computation of ratios for the year ended 2000 (previously filed).
12.3	Statement regarding computation of ratios for the year ended 2001 (previously filed).
12.4	Statement regarding computation of ratios for the nine months ended September 30, 2001.
23	Consent of Counsel (included in Exhibit 5 above).
24	Powers of Attorney for certain officers and directors (previously filed).
25
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company, is hereby incorporated by reference to Exhibit 25 to the Registrant's Registration Statement on Form S-3 filed on May 15, 2002.
99.1
Registration Rights Agreement dated August 7, 2002 between the Registrant and PrimeCo Wireless Communications LLC, is hereby incorporated by reference to Exhibit 4.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
99.2
Form of Note Repurchase Agreement dated as of October 28, 2002 among the Registrant, PrimeCo Wireless Communications LLC and the direct or indirect transferees named therein, relating to the Registrant's 9% Series A Notes due 2032, is hereby incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated October 31, 2002.

(b)  Schedules

        Report of Independent Public Accountants on Financial Statement Schedule*

Schedule II	Valuation and Qualifying Accounts for each of the Three Years in the Period Ended December 31, 2001.*

        All other schedules are omitted because they are not applicable or not required or because the required information is shown in the financial statements or notes thereto.

*
Incorporated herein by reference to the Registrant's Annual Report on Form 10-K, as amended, for the Year Ended December 31, 2001. Arthur Andersen has not consented to the incorporation by reference of its reports on our financial statements in this Prospectus, and therefore, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

Item 17. Undertakings

        (a)  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act or 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registration the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 25th day of November, 2002.

UNITED STATES CELLULAR CORPORATION
By	/s/ LEROY T. CARLSON, JR. LeRoy T. Carlson, Jr., Chairman

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated and on the 25th day of November, 2002.

Signature	Title

/s/ LEROY T. CARLSON, JR. LeRoy T. Carlson, Jr.	Chairman and Director
/s/ JOHN E. ROONEY John E. Rooney	President and Chief Executive Officer and Director
/s/ KENNETH R. MEYERS Kenneth R. Meyers	Executive Vice President—Finance and Treasurer (Chief Financial Officer) and Director (principal accounting officer)
/s/ LEROY T. CARLSON* LeRoy T. Carlson	Director
/s/ WALTER C.D. CARLSON* Walter C.D. Carlson	Director
/s/ SANDRA L. HELTON* Sandra L. Helton	Director
/s/ PAUL-HENRI DENUIT* Paul-Henri Denuit	Director
/s/ J. SAMUEL CROWLEY* J. Samuel Crowley	Director
/s/ BARRETT A. TOAN* Barrett A. Toan	Director
*By:	/s/ LEROY T. CARLSON, JR. LeRoy T. Carlson, Jr. Attorney-in-Fact

SIGNATURE PAGE TO POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 SHELF
REGISTRATION STATEMENT RELATING TO RESALE OF 9% SERIES A NOTES DUE 2032

INDEX TO EXHIBITS

Exhibit No.	Description of Document
2.1	Purchase and Sale Agreement dated May 9, 2002 between the Registrant and PrimeCo Wireless Communications, LLC is hereby incorporated by reference to Exhibit 2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
2.2	Amendment to Purchase and Sale Agreement dated as of August 7, 2002 between Registrant and PrimeCo Wireless Communications LLC (previously filed).
4.1
Indenture dated as of June 1, 2002 between the Registrant and BNY Midwest Trust Company related to Senior Debt Securities, is hereby incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 filed on May 15, 2002.
4.2
First Supplemental Indenture dated as of August 7, 2002 between the Registrant and BNY Midwest Trust Company related to the Registrant's 9% Series A Notes due 2032, is hereby incorporated by reference to Exhibit 4.3 to the Registrant's Form 10-Q for the quarter ended June 30, 2002.
4.3	Form of 9% Series A Notes due 2032 is attached as Exhibit A to the First Supplemental Indenture included as Exhibit 4.2 hereto.
5	Opinion of Sidley Austin Brown & Wood relating to the Notes (previously filed).
12.1
Statements regarding computation of ratios are hereby incorporated by reference to the Registrant's Annual Reports on Form 10-K for the years ended December 31, 1999, 1998 and 1997 and the Registrant's Quarterly Report on Form 10-Q for the nine months ended September 30, 2002, as amended.
12.2	Statement regarding computation of ratios for the year ended 2000 (previously filed).
12.3	Statement regarding computation of ratios for the year ended 2001 (previously filed).
12.4	Statement regarding computation of ratios for the nine months ended September 30, 2001.
23	Consent of Counsel (included in Exhibit 5 above).
24	Powers of Attorney for certain officers and directors (previously filed).
25
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company, is hereby incorporated by reference to Exhibit 25 to the Registrant's Registration Statement on Form S-3 filed on May 15, 2002.
99.1
Registration Rights Agreement dated August 7, 2002 between the Registrant and PrimeCo Wireless Communications LLC, is hereby incorporated by reference to Exhibit 4.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
99.2
Form of Note Repurchase Agreement dated as of October 28, 2002 among the Registrant, PrimeCo Wireless Communications LLC and the direct or indirect transferees named therein, relating to the Registrant's 9% Series A Notes due 2032, is hereby incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated October 31, 2002.

QuickLinks

FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
THE OFFERING
Selected Historical Financial Data
RISK FACTORS
THE COMPANY
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING NOTEHOLDER
DESCRIPTION OF THE NOTES
DESCRIPTION OF INDENTURE
DESCRIPTION OF OTHER INDEBTEDNESS
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
REGISTRATION RIGHTS AGREEMENT
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN ACCOUNTANTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS